Exhibit 3.1

No. : 200960

British Virgin Islands

The BVI Business Companies Act, 2004

(No. 16 of 2004)

Memorandum of Association
and
Articles of Association
of

EURO TECH HOLDINGS COMPANY LIMITED

Incorporated the 30th day of September, 1996

Adopted this 22nd day of November, 2011

Portcullis TrustNet (BVI) Limited
Portcullis TrustNet Chambers, P.O. Box 3444
Road Town, Tortola, British Virgin Islands
Telephone: (284) 494 5296
Fax: (284) 494 5283

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION

OF

EURO TECH HOLDINGS COMPANY LIMITED

NAME

1.             The name of the Company is EURO TECH HOLDINGS COMPANY LIMITED.

RE-REGISTRATION

2.             The Company was first incorporated as a company on 30 September 1996 under the International Business Companies Act, 1984 (CAP 291), and was automatically re-registered under the BVI Business Companies Act, 2004 (the “Act”) on 1 January 2007.  Immediately before its re-registration under the Act the Company was governed by the International Business Companies Act, 1984 (CAP 291).

REGISTERED OFFICE

3.             At the date of filing of the notice of election to disapply Part IV of Schedule 2 of the Act, the registered office of the Company was situated at the office of the registered agent which is situated at 4th Floor Ellen Skelton Building, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

REGISTERED AGENT

4.             At the date of filing of the notice of election to disapply Part IV of Schedule 2 of the Act, the registered agent of the Company was Portcullis TrustNet (BVI) Limited of 4th Floor Ellen Skelton Building, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

GENERAL OBJECTS AND POWERS

5.             (1)           The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands;

(2)           The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conducive to the conduct, promotion or attainment of the object of the Company.

CURRENCY

6.             Shares in the Company shall be issued in the currency of the United States of America.

MAXIMUM NUMBER OF AUTHORISED SHARES

7.             The Company is authorised to issue a maximum of 25,000,000 shares made up of the following two classes, one series each: 20,000,000 ordinary shares with no par value and 5,000,000 preferred shares with no par value.

DESIGNATIONS, POWERS PREFERENCES, ETC. OF SHARES

8.             The powers, preferences and rights, and the qualifications, limitations and restrictions of the Company’s shares are as follows:

8.1           The holders of ordinary shares shall:

(i)            have one vote for each share held of record, save that no treasury shares shall carry voting rights;

(ii)           be entitled to receive dividends as and when declared and to participate ratably in the assets of the Company upon liquidation; and

(iii)          not be entitled to redeem the ordinary shares, or be entitled to any pre-emptive or similar rights.

8.2           The holders of preferred shares shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, options or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such shares adopted from time to time by the board of directors and incorporated into amended memorandum and articles of association of the Company.  The board of directors is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuance of preferred shares the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent permitted by the laws of the British Virgin Islands by the approval of amended memorandum and articles of association of the Company  incorporating such powers, designations, preferences and rights, and qualifications, limitations or restrictions, and the registration of the same by the Registrar of Corporate Affairs.

VARIATION OF CLASS RIGHTS

9.             If at any time the Company is authorised to issue different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of  the holders of not less than a majority of the issued shares of that class or series and of the holders of not less than a majority of the issued shares of any other class or series of shares which may be affected by such variation.

RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

10.           The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

REGISTERED SHARES ONLY

11.           Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares.

NO EXCHANGE OF REGISTERED SHARES TO BEARER SHARES

12.           Registered shares may not be exchanged for bearer shares or converted to bearer shares.

TRANSFER OF REGISTERED SHARES

13.           Subject to the provisions of the Articles of Association annexed hereto (the “Articles of Association”) registered shares in the Company may be transferred subject to the prior or subsequent approval of the Company as evidenced by a resolution of directors or by a resolution of members.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

14.           The Company may amend its Memorandum of Association and Articles of Association by a resolution of members or by a resolution of directors.

DEFINITIONS

15.           The meanings of words in this Memorandum of Association are as defined in the Articles of Association.

We, Portcullis TrustNet (BVI) Limited of 4th Floor Ellen Skelton Building, P.O. Box 3444, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company for the purpose of applying to disapply Part IV of Schedule 2 of the BVI Business Companies Act, 2004 in relation to the Company hereby sign this Memorandum of Association this [ ] day of November 2011.

Registered agent

/s/ Petagaye Daley-Savage
Petagaye Daley-Savage
Authorised Signatory
Portcullis TrustNet (BVI) Limited